Exhibit 4.19

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. [*****] indicates that information has been redacted.

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956. Code-name SALEFORM 2012 Revised 1966, 1983 and 1986/87, 1993 and 2012

MEMORANDUM OF AGREEMENT

1.	Dated: 7th April 2021
2.	Atrotos Container Carrier S.A. of Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands ~~(Name of sellers)~~, hereinafter called the “Sellers”, have agreed to sell and
3.	[*****] whose performance hereunder is hereby irrecoverably and unconditionally guaranteed, as primary obligor and note merely as surety, by [*****] ~~(Name of buyers)~~, hereinafter called the “Buyers”, have agreed to buy:
4.	Name of vessel: m/v CMA CGM Magdalena – (ex Anaxagoras)
5.	IMO Number: 9724049
6.	Classification Society: Lloyd’s Register
7.	Class Notation: +100A1 CONTAINER SHIP, SHIPRIGHT (SDA, FDA PLUS(25, WW), CM, ACS(B)), *IWS, LI, ECO(BWT, EEDI, IHM), BOXMAX(V,W). +LMC, UMS, NAVI Descriptive Notes SHIPRIGHT SERS, SHIPRIGHT BWMP(T), SHIPRIGHT SCM
8.	Year of Build: 2016 ___ Builder/Yard: Daewoo-Mangalia, Romania
9.	Flag: Malta Place of Registration: La Valetta GT/NT: 96424/59714
10.	hereinafter called the “Vessel”, on the following terms and conditions:
11.	Definitions
12.	“Banking Days” are days on which banks are open both in the country of the current stipulated for
13.	the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8
14.	(Documentation), London, Hamburg, Liberia, Malta, Portugal and Geneva. ~~(add additional jurisdictions as appropriate)~~.
15.	“Buyers’ Nominated Flag State” means Madeira ~~(state flag state)~~.
16.	“Class” means the class notation referred to above.
17.	“Classification Society” means the Society referred to above.
18.	“Deposit” shall have the meaning given in Clause 2 (Deposit)
19.	“Escrow Agent” means a UK law firm with its London or any Far East office nominated by Sellers, who shall hold the Deposit (and if requested by the Sellers the Balance Funds) in the names of the Parties, and who shall release same in accordance with and pursuant to the terms of an escrow agreement to be entered into between themselves (acting as escrow agent), the Sellers and the Buyers (the “Escrow Agreement”). The Parties agree that HFW, WFW, Hill Dickinson and Ince & Co are deemed acceptable.

~~“Deposit Holder” means (state name and location of Deposit Holder) or, if left blank, the~~

20.	~~Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

“First MOA” means the memorandum of agreement to be entered between Sellers as buyer and HAI KUO SHIPPING 1988C LIMITED, of Level 54, Hopewell Centre, 183 Queen’s Road East, Hong Kong (registered owner) being the current registered owner of the Vessel (the “First Sellers”) as seller.

“First PoDA” means the protocol of delivery and acceptance for the Vessel under the First MOA.

21.	“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a
22.	registered letter, e-mail or telefax.

“MOA PoDA” means the protocol of delivery and acceptance for the Vessel between the Sellers and the Buyers as per Clause 8.

23.	“Parties” means the Sellers and the Buyers
24.	“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).
25.	“Sellers’ Account” means the account or accounts to be notified by the Sellers to the Buyers for receipt of the Purchase Price. ~~(state details of bank account) at the Sellers’ Bank.~~
26.	“Sellers’ Bank” means the bank or banks to be ~~(state name of bank, branch and details) or, if left blank, the bank~~
27.	notified by the Sellers to the Buyers for receipt of the ~~balance of the~~ Purchase Price.

28.	1. Purchase Price
29.	The Purchase Price is US$ 99,000,000.- (United States Dollars ninety nine million) ~~(state currency and amount both in words and figures).~~
30.	2. Deposit
31.	As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of
32.	~~% ( per cent) or, if left blank~~, 10% (ten per cent), of the Purchase Price (the
33.	“Deposit”) in an interest bearing account for the parties with the Escrow Agent ~~Deposit Holder~~ within three (3)
34.	Banking Days after that date:
35.	(i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or
36.	telefax; and

(ii) the Escrow Agreement has been signed by the Parties and the Escrow Agent and exchanged by e-mail or telefax; and

37.	(iii) the Escrow Agent ~~Deposit Holder~~ has confirmed in writing to the Parties that the account has been

38.	opened.
39.	The Deposit shall be released in accordance with joint written instructions of the Parties.
40.	Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the
41.	Deposit shall be borne equally by the Parties. The Parties shall provide to the Escrow Agent

~~Deposit Holder~~

42.	all necessary documentation to open and maintain the account without delay.
43.	3. Payment

(A) At the time of delivery of the Vessel to the Buyers under this Agreement (which shall occur immediately after the delivery of the Vessel by the First Sellers to the Sellers as buyers under the First MOA) but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (time and Place of delivery and notes):

(i) the Deposit shall be released to the Sellers; and

(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement (the “Balance Funds”) shall be paid or released (as the case may be) in accordance with the provisions of Clause 3.

(B) All amounts due and payable by the Buyers under this Agreement shall be paid free of bank charges,

(C) Two (2) Banking Days prior to the anticipated delivery date of the Vessel (as notified in writing by Sellers to the Buyers in accordance with Clause 5 (Notices, time and place of delivery), the Buyers shall lodge an amount equivalent to the Balance Funds (which shall remain at the orders of the Buyers or its financiers until delivery) at Sellers’ option as per below alternatives not later than 5 (5) Banking Days prior to delivery:

(i) Option A: by way of one conditional payment order MT199 bank transfer (“MT199”) to be held to the Buyers’ (or their financiers) order:

(a) to the bank or an escrow agent related to the First Sellers any part of the Balance Funds due to the First Sellers under the First MOA (the “First MOA Payment”), with an instruction that the amount so remitted shall be payable and released to the First Sellers only against presentation by the First Sellers to their bank or escrow agent of (i) a pdf/copy of the timed and dated First PoDA and (ii) a pdf/copy of the timed and dated MOA PoDA duly executed by the authorized signatories of the Sellers and the Buyers, as identified in the MT199 and any release instructions as may be required to an escrow agent; and

(b) any part of the Balance Funds not remitted as (a) above to the bank or an escrow agent of the First Sellers and to be paid to the Sellers under this Agreement as may be adjusted in accordance with this Agreement (the “Sellers’ Portion”) in an escrow account held with the Escrow Agent in accordance with and pursuant to the Escrow Agreement to be held in the sole name of the Buyers and to be released in favour of the Sellers to Sellers’ Account and remitted by the Escrow Agent on closing to the Sellers to Sellers’ Account (together with the Deposit) ,

The MT1199 shall provide that if the pre-positioned funds are not released within the period of five (5) Banking Days from the date of receipt by the First Sellers bank the funds shall immediately be returned to the Buyers. Interest (if any) accrued shall be for the Buyers’ account.

(ii) Option B: in an escrow account held with an Escrow Agent in accordance with and pursuant to the Escrow Agreement to be held in the sole name and order of the Buyers and to be released in favour of the Sellers to Sellers’ Account as regards to the Sellers’ Portion (together with the Deposit) and to Sellers’ order in favour of the First Sellers and remitted by the Escrow Agent upon delivery of the Vessel.

(D) Any cost related to the payment under this Clause 3 (irrespective of whether Option 1 or 2 is selected) shall be shared equally between the Buyers and Sellers.

44.	~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of~~
45.	~~Readiness has been given in accordance with Clause 5 (Time and place of delivery and~~

46.	~~notices):~~
47.	~~(i) the Deposit shall be released to the Sellers; and~~
48.	~~(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers~~
49.	~~to the Sellers under this Agreement shall be paid in full free of bank charges to the~~
50.	~~Sellers’ Account.~~
51.	4. Inspection
52.	~~(a)*~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have waived their right to inspect the Vessel and have
53.	~~Have also inspected the Vessel at/in (state place) on (state date) and have~~
54.	accepted the Vessel following this inspection and therefore the sale is outright and definite subject only
55.	to the terms and conditions of this Agreement.
56.	~~(b) *The Buyers shall have the right to inspect the Vessel’s classification records and decloare~~
57.	~~Whether same are accepted or not within (state date/period)~~
58.	~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within~~
59.	~~(state date/period)~~
60.	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
61.	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~
62.	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~
63.	~~During the inspection, the Vessel's deck and engine log books shall be made available for~~
64.	~~examination by the Buyers.~~
65.	~~The sale shall become 01:Jtright and definite, Subject only to the terms and conditions of this~~
66.	~~Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~
67.	~~the Buyers within seventy two (72) hours after completion of such inspection or after the~~
68.	~~Date/last day of the period stated in Line 59, whichever is earlier.~~
69.	~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the~~
70.	~~Vessel's classification records and/or of the Vessel not be received by the Sellers as~~
71.	~~aforesaid, the Deposit together with interest earned, if any, shall be released immediately, to the~~
72.	~~Buyers, whereafter this Agreement shall be null and void.~~
73.	~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
74.	~~alternative 4(a) shall apply.~~
75.	5. Time and place of delivery and notices
76.	(a) The Vessel shall be delivered and taken over safely afloat 􀂍􀂍t)i safe·and accessible berth or
77.	anchorage ~~at/in~~ within the trading area under the existing ch9rter back to back I upon expiry of the charter ~~(state place/range)~~ in the Sellers' option.

78.	Notice of Readiness shall not be tendered before: 1st May 2021 ~~(date)~~.
79.	Cancelling Date (see Clauses 5(c), 6(a)(i), 6(a)(iii) and 14): 15 June 2021

(i)       Subject always to subparagraph (ii), if at any time prior to tendering Notice of Readiness for delivery the position at the intended place '6f deli-very has changed such that the Sellers would not be able to comply with their obligations , under this Agreement were the Vessel to be delivered at such place due to Covid 19 local restrictions, the Sellers shall be entitled to nominate another place of delivery within the range specified in Clause 5 of this Agreement [where the Buyers are able to embark their crew] acceptable to Buyers whose acceptance shall be given within one (1) Banking Day and shall not be unreasonably withheld or conditioned and which shall have due regard to mitigating additional costs for the Sellers and minimising disruption to the Charterer's service and use of the Vessel ("Alternative Place of Delivery”). In such event, the Cancelling Date shall be extended by the time taken to agree on Alternative Place of Delivery and for the Vessel to move from her location at the time of the new nomination until she arrives at the Alternative Place of Delivery.

(ii)        Notwithstanding anything to the contrary in sub-paragraph (i) above, in the event that either the Sellers or the Vessel at the place of delivery (whether it be the original intended place of delivery or the Alternative Place of Delivery) are subject to a quarantine (but thereafter can perform / comply with their obligations under this Agreement) then the Sellers shall have the option -of delivering the Vessel at such place after the expiry of the relevant quarantine period and the, Cancelling Date shall be extended by such period.

Any additional expenses, including but not limited to additional bunkers consumed, harbour dues, screening, cleaning, fumigating and/or quarantining the Vessel and its crew (together the "'Relocation Expenses') arising directly or indirectly from a delay in the performance of the obligations of either party under this Agreement as a result of delays/restrictions/measures arising due to Covid-19 or proceeding to an Alternative Place of Delivery instead of the place of delivery originally nominated in accordance with Clause 5 shall be shared on a 50/50 basis, against presentation of reasonable supporting documentation Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

In the event that it is not possible to deliver the Vessel within the range of delivery places set out in Clause 5( a) of this Agreement, the Sellers and the Buyers shall use their best endeavours, acting in good faith, to find another place at which delivery can be given and the Buyers shall not be entitled to exercise any right of cancellation under this Agreement until such time as it is clear that no agreement can be reached.

80.	(b) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall
81.	provide the Buyers with thirty (30), twenty (20), ten (10), five (5) and three (3) days' approximate notice and one (1) day definite notice of the date the

82.	Sellers intend to tender Notice of Readiness and of the intended place of delivery.
83.	When the Vessel is at the place of delivery and physically ready for delivery in accordance with this
84.	Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.
85.	(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
86.	Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing
87.	stating the date when they anticipate that the Vessel will be ready for delivery and proposing a
88.	new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of
89.	either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within one (1)

~~three (3)~~.

90.	Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.
91.	If the Buyers have not declared their option within one (1) ~~three (3)~~ Banking Days of receipt of the
92.	Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers'
93.	notification shall be deemed to be the new Cancelling Date and shall be substituted for the
94.	Cancelling Date stipulated in line 79.
95.	If this Agreement is maintained with the new Cancelling Date' all other terms and conditions
96.	hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full
97.	force and effect.
98.	(d) Cancellation, failure to cancel or acceptance of, the new Cancelling Date shall be entirely
99.	without prejudice to any claim for damages the. Buyers may have under Clause 14 (Sellers' Default)

100.	for the Vessel not being ready by the original Cancelling Date.
101.	(e) Should the Vessel become an actual, constructive or compromised total loss before delivery
102.	the Deposit together with interest earned, if'--any, shall be released immediately to the Buyers
103.	whereafter this Agreement shall be null and void.
104.	6. Divers Inspection / Drydocking
105.	(a)*
106.	(i) The Buyers herewith declare ~~shall have~~ the option at their cost and expense to arrange for an underwater

107.	inspection by a diver approved by the Classification Society prior to the delivery of the
108.	Vessel. The_ underwater inspection may take place at a port/place prior to arrival at the place of delivery and shall be organised and arranged by the Sellers and paid for by the

Buyers (in such event, the Sellers shall provide the Buyers on delivery with a letter of undertaking that to the best of Sellers knowledge and belief the Vessel has not touched bottom or grounded from the time of said inspection until delivery). ~~Such option shall be~~

~~declared latest nine (9) days prior to the Vessel’s intended~~

109.	~~date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this~~
110.	~~Agreement.~~ The Sellers shall at their cost and expense make the Vessel available for
111.	such inspection. This inspection shall be carried out without undue delay and in the
112.	presence of a Classification Society surveyor arranged for by the Sellers and paid for by
113.	the Buyers at the time of closing. The Buyers' representative) shall have the right to be present at the diver's

114.	inspection as observer(s) only without interfering with the work or decisions of the
115.	Classification Society surveyor. The extent of the inspection and the conditions under
116.	which it is performed shall be to the satisfaction of the Classification Society. If the
117.	underwater inspection is scheduled for the place of delivery but the conditions at the place of delivery are unsuitable for such inspection (other than for any reason set out in

Clause 5(b), in which case the provisons of Clause 5 (b) will apply), the Sellers shall at

118.	their cost and expense make the Vessel available at a suitable alternative place near to
119.	the delivery port, in which event the Cancelling Date shall be extended by the additional
120.	time required for such positioning and the subsequent re-positioning unless otherwise mutually agreed. The Sellers may

121.	not tender Notice of Readiness prior to completion of the underwater inspection.
122.	(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are
123.	found broken, damaged or defective so as to affect the Vessel's class, then (1) unless
124.	repairs can be carried out afloat to the satisfaction of the Classification, Society,
125.	the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection
126.	by the Classification Society of the Vessel's underwater parts below the deepest load line,
127.	the extent of the inspection being in accordance with the Classification Society's rules (2)
128.	such defects shall be made good by the Sellers at their cost and expense to the
129.	satisfaction of the Classification Society without condition/recommendation** and (3) the
130.	Sellers shall pay for the underwater inspection and the Classification Society's
131.	attendance.
132.	Notwithstanding anything to the contrary in this Agreement, if the Classification Society
133.	do not require the aforementioned defects to be rectified before the next class
134.	drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects
135.	against a deduction from the Purchase Price of the estimated direct cost (of labour and
136.	materials) of carrying out the repairs to the satisfaction of the Classification Society,
137.	whereafter the Buyers shall have no further rights whatsoever in respect of the defects
138.	and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for
139.	the repair work obtained from two reputable independent shipyards in the People's at or in

~~the vicinity of~~

140.	~~the port of delivery~~ Republic of China, one to be obtained by each of the·Parties within ~~two~~

~~(2)~~ three (3) Banking

141.	Days from the date of the imposition of the condition/recommendation, unless the Parties
142.	agree otherwise. Should either of the Parties fail to obtain ':such a quote within the
143.	stipulated time then the quote duly obtained by the other Party shall be the sole basis for
144.	the estimate of the direct repair costs. The Sellers shall ~~may not~~ re-tender Notice of

Readiness upon

145.	such estimate having been established.

Notwithstanding anything to the contrary in this Agreement, the Cancelling Date shall be automatically extended for the time required to either i) agree the deduction from the Purchase Price as set out above, Qr ii) for the repairs to be carried out afloat pursuant to 6 (a) (ii), if such delay(s) in reaching an agreement on the deduction of the Purchase Price or performing repairs to the Vessel afloat would lead to the Vessel. missing its Cancelling Date.

146.	(iii) If the Vessel is to be drydocked pursuant to Clause 6(a) (ii) and no suitable dry-docking
147.	facilities are available at the port of delivery, the Sellers shall take the Vessel to a port
148.	where suitable drydocking facilities are available, whether within or outside the delivery
149.	range as per Clause 5(a). ~~Once drydocking has taken place the Sellers shall deliver the~~
150.	~~Vessel at a port within the delivery range as per Clause 5(a)~~ which shall, for the purpose
151.	of this Clause, become the new port of delivery. In such event the Cancelling Date shall
152.	be extended by the additional time required for the drydocking and extra steaming, but
153.	Limited to a maximum of forty-five (45) ~~fourteen (14)~~ days.
154.	~~(b) *The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~
155.	~~Classification Society of the Vessel's underwater parts below the deepest load line, the extent~~
156.	~~of. the inspection being in accordance with the Classification Society's rules. If the rudder,~~
157.	~~propeller, bottom or other underwater parts below the deepest load line are found broken,~~
158.	~~damaged or defective so as to affect the Vessel's class, such defects shall be made good at the~~
159.	~~Sellers' cost and expense to the satisfaction of the Classification Society without~~
160.	~~Condition/recommendation**. In such event the Sellers are also to pay for the costs and~~
161.	~~expenses in connection with putting the Vessel in and taking her out of drydock, including the~~
162.	~~drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs~~
163.	~~and expenses if parts of the tailshaft system are condemned or found defective or broken so as~~
164.	~~to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and~~
165.	~~expenses, dues and fees.~~
166.	(c) If the vessel is drydocked pursuant to Clause 6(a)(ii) ~~or 6(b)~~ above:
167.	(i) The Classification Society may require survey of the tailshaft system, the extent of the
168.	survey being to the satisfaction of the Classification Society surveyor. If such survey is
169.	not required by the Classification Society, the Buyers shall have the option to require the
170.	tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey
171.	being in accordance with the Classification Society's rules for tailshaft survey and
172.	consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare
173.	whether they require the tailshaft to be drawn and surveyed not later than by the
174.	completion of the inspection by the Classification Society. The drawing and refitting of
175.	the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be
176.	condemned or found defective so as to affect the Vessel's class, those parts shall be
177.	renewed or made good at the Sellers' cost and expense to the satisfaction of the
178.	Classification Society without condition/recommendation**.
179.	(ii) The costs and expenses relating to the survey of the tailshaft system . shall be borne by
180.	the Buyers unless the Classification Society requires such survey to be carried out or if
181.	parts of the system are condemned or found defective or broken so as to affect the
182.	Vessel's class, in which case the Sellers shall pay these costs and expenses.

183.	(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as
184.	observer(s) only without interfering with the work or decisions of the Classification
185.	Society surveyor.
186.	(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned
187.	and painted at their risk, cost and expense without interfering with the Sellers' or the
188.	Classification Society surveyor's work, if any, and without affecting the Vessel's timely
189.	delivery. If, however, the Buyers' work in drydock is still in progress when the
190.	Sellers have completed the work which the Sellers are required to do, the additional
191.	docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and
192.	expense. In the event that the Buyers' work requires such additional time, the Sellers
193.	may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst
194.	the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be
195.	obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in
196.	drydock or not.
197.	~~*6(a) and 6(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
198.	~~alternative 6(a) shall apply.~~
199.	** Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification
200.	Society without condition/recommendation are not to be taken into account.
201.	7. Spares, bunkers and other items
202.	The Sellers shall deliver the Vessel to the Buyers with everything belonging to her and on board
203.	~~and on shore~~. All spare parts and spare equipment including spare tail-end shaft(s) and/or
204.	spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of ~~inspection~~ this

Agreement

205.	used or unused~~, whether on board or not~~ shall become the Buyers' property, but spares on
206.	order are excluded. ~~Forwarding charges, if any, shall be for the Buyers' account~~. The Sellers
207.	are not required to replace spare parts including spare tail-end shaft(s) and spare
208.	propeller(s}/propeller blade(s) which are taken out of spare and used as replacement prior to
209.	delivery, but the replaced items shall be the property of the Buyers. Unused stores and
210.	provisions shall be included in the sale and be taken over by the Buyers without extra payment.
211.	Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's
212.	personal belongings including the slop chest are excluded from the sale without compensation,
213.	~~as well as the following additional items: (include list)~~
214.	Items on board which are on hire or owned by third parties, listed as follows, are excluded from
215.	the sale without compensation: ~~(include list)~~
̶	ECDIS (electronic charts), and /SF Watchkeeper software program
̶	NAVTOR NAVBOX and 2 NAVSTICKS, Power Supply and Octocoupler
̶	VIKING LIFE RAFTS 4xl 6 Persons and 2x6 Persons
̶	Refillable cylinders (Ox, Ac, Freon)
̶	FX60 Antenna & SC SIGMA Xtreme Rack 1 FBB Antenna and BDU (VSAT Backup) Fleet phone (Antipiracy)
̶	Server.Hard Disk drives
̶	NAS device
̶	All laptop & hard drives
̶	Chris hired items: reefer spare kits
216.	Items on board at the time of inspection which are on hire or owned by third parties, not listed
217.	above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

218.	The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and
219.	greases in storage tanks and unopened drums and pay ~~either~~:
220.	(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers~~;-or~~
221.	~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery~~
222.	~~of the Vessel or, if unavailable, at the nearest bunkering port,~~
223.	for the quantities taken over.

The quantities of bunkers and unused Lu boils remaining on bpard $hall be measured jointly by the Sellers and the Buyers representatives on board one (l)·Banking Day prior to the expected date of delivery with an allowance for consumption to be calculated until the expected time of physical delivery. The allowance to be adjusted in case of a later then calculated delivery.

224.	Payment under this Clause shall be made at the same time and place and in the same
225.	currency as the Purchase Price.
226.	"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4. ~~(a) or (b)~~
227.	~~(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this~~
228.	~~Agreement shall be the relevant date.~~
229.	~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions~~
230.	~~Alternative (a) shall apply.~~
231.	8. Documentation
232.	The place of closing: e-closing
233.	(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the
234.	~~following~~ delivery documents~~:~~ to be mutually agreed and which shall comply with the Buyers'

Nominated Flag State and registry and to form part of an addendum to this Agreement.

235.	~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State,~~
236.	~~transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~
237.	~~encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~
238.	~~and legalised orapostilled, as required by the Buyers' Nominated Flag State;~~
239.	~~(ii) Evidence that all necessary corporate, shareholder and other action has been taken by~~
240.	~~the Sellers to authorise the execution, delivery and performance of this Agreement;~~
241.	~~(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~
242.	~~of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~
243.	~~or apostilled (as appropriate);~~
244.	~~(iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state~~
245.	~~on the date of delivery evidencing the Sellers' ownership of the Vessel and that the~~
246.	~~Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~
247.	~~such authority to the closing meeting with the original to be sent to the Buyers as soon as~~
248.	~~possible after delivery of the Vessel;~~
249.	~~(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance~~
250.	Certificate issued within three (3) Banking Days prior to delivery confirming that the
251.	~~Vessel is in Class free of condition/recommendation;~~
252.	~~(vi) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~
253.	~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that~~
254.	~~the registry does not as a matter of practice issue such documentation immediately, a~~

255.	~~written undertaking~~ f~~rom the Sellers to effect deletion from the Vessel's registry forthwith~~
256.	~~and provide a certificate or other official evidence of deletion to the Buyers promptly and~~
257.	~~latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~
258.	b~~een delivered;~~
259.	~~(vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the~~
260.	~~Vessel ceases to be registered with the Vessel's registry, or, in the event that the registry~~
261.	~~does not as a matter of practice issue such certificate immediately, a written undertaking~~
262.	~~from the Sellers to provide the copy of this certificate promptly upon it being issued~~
263.	~~together with evidence of submission by the Sellers of a duly executed Form 2 stating~~
264.	~~the date on which tl=le Vessel shall cease to be registered with the Vessel’s registry;~~
265.	~~(viii)Commercial Invoice for the Vessel;~~
266.	~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~
267.	~~(x) A, copy of the Sellers' letter to their satellite communication provider cancelling the~~
268.	~~Vessel's communications contract which is to be sent immediately after delivery of the~~
269.	~~Vessel;~~
270.	~~(xi) Any additional documents as may reasonably be required by the competent authorities of~~
271.	~~the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the~~
272.	B~~uyers notify the Sellers of any such documents as soon as possible after the date of~~
273.	~~this Agreement; and~~
274.	~~(xii) The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not~~
275.	~~black listed by any nation or international organisation.~~
276.	(b) At the time of delivery the Buyer shall provide the Sellers with delivery documents to be mutually agreed and to form part of an addendum to this Agreement.

277.	~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by~~
278.	~~the Buyers to authorise the execution, delivery and performance of this Agreement; and~~
279.	~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~
280.	~~of the Buyer in the performance of this Agreement, duly notarially attested and legalised~~
281.	~~or apostilled (as appropriate).~~
282.	(c) If any of the documents listed in the Addendum ~~Sub-clauses (a) and (b) above~~ are not in the

English

283.	language they shall be accompanied by an English translation by an authorised translator or
284.	certified by a lawyer qualified to practice in the country of the translated language.
285.	(d) The Parties shall to the extent possible exchange copies, drafts or samples of the
286.	documents listed in the Addendum ~~Sub clause (a) and Sub-clause (b) above~~ for review and comment-by the

287.	other party not later than seven (7) ~~(state number of days), or if left blank, nine (9)~~ days prior to
288.	the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to
289.	Clause 5(b) of this Agreement.
290.	(e) Concurrent with the exchange of documents in the Addendum ~~Sub-clause (a) and Sub clause~~

~~(b) above~~.

291.	the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans,
292.	drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other
293.	certificates which are on board the Vessel shall also be handed over to the Buyers unless the
294.	Sellers are required to retain same, in which case the Buyers have the right to take copies.

295.	(f) Other technical documentation which may be in the Sellers' possession shall promptly after
296.	delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep
297.	the Vessel's log books but the Buyers have the right to take copies of same.
298.	(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance
299.	confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.
300.	9. Encumbrances
301.	The Sellers warrant that the Vessel, at the time of delivery, is free from all charters,
302.	encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject
303.	to Port State or other administrative detentions. The Sellers hereby undertake to indemnify
304.	the Buyers against all consequences of claims made against the Vessel which have been incurred
305.	prior to the time of delivery.
306.	10. Taxes, fees and expenses
307.	Any taxes, fees and expenses in connection with the purchase and registration in the Buyers'
308.	Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection
309.	with the closing of the Sellers' register shall be for the Sellers' account.
310.	11. Condition on delivery
311.	The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is
312.	delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be
313.	delivered and taken over as she was at the date time of inspection this Agreement, fair wear and tear excepted.

314.	However, the Vessel shall be delivered free of cargo and free of stowaways with her Class
315.	maintained without condition/recommendation*, free of average damage affecting the Vessel's
316.	class, and with her classification certificates and national certificates, as well as all other
317.	certificates the Vessel had at the time of inspection, clean, valid and unextended without
318.	condition/recommendation* by the Classification Society or the relevant authorities for at least three (3) months after delivery.
319.	.

320.	"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4~~(a) or~~
321.	~~4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this~~
322.	~~Agreement shall be the relevant date~~.
323.	*Notes and memoranda, if any, in the Surveyor's report which are accepted by the Classification
324.	Society without condition/recommendation are not to be taken into account.
325.	12. Name/markings
326.	Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel
327.	markings.
328.	13. Buyers' default
329.	Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the
330.	right to cancel this Agreement, and they shall be entitled to claim compensation for their losses
331.	and for all expenses incurred together with interest.
332.	Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers
333.	have the right to cancel this Agreement, in which case the Deposit together with interest
334.	earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the
335.	Sellers shall be entitled to claim further compensation for their losses and for all expenses
336.	incurred together with interest.
337.	14. Sellers' default
338.	Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be
339. ·	ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the

340. ·	option of cancelling this Agreement. If after Notice of Readiness has been given but before
341.	the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not
342.	made physically ready again by the Cancelling Date and new Notice of Readiness given, the
343.	Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this
344.	Agreement, the Deposit together with interest earned, if any, shall be released to them
345.	immediately.
346.	Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to
347.	validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers
348.	for their loss and for all expenses together with interest if their failure is due to proven
349.	negligence and whether or not the Buyers cancel this Agreement.
350.	15. Buyers' representatives
351.	After this Agreement has been signed by the Parties and the Deposit has been lodged, the
352.	Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and
353.	expense for the last fifteen (15) days prior delivery. The right of the Buyers shall be subject to i)

the charterers consent and ii) Buyers representatives providing negative Covid-19 test results within 36 hours prior to embarkation at the intended port. Sellers shall exercise reasonable efforts to obtain Charterers consent.

After embarkation, the Buyers representatives will strictly adhere to the Vessels health and safety protocols relating to Covid-19 at all times, which shall include but not be limited to submitting daily temperature readings and wearing face masks, and if requested by the master,

to immediately self-isolate should they show symptoms or signs of infection.

354.	These representatives are on board for the purpose of familiarisation and in the capacity of
355.	observers only, and they shall not interfere in any respect with the operation of the Vessel. The
356.	~~Buyers and the~~ Buyers' representatives shall sign the Sellers and charterers' P&I Club's standard letter of

357.	indemnity prior to their embarkation and at all times adhere to the lawful the Vessel's Master.

Any off hire due to the Buyers' representatives to be for Buyers account.

The Buyers shall also reimburse the Sellers at cost for any other·costs/expenses incurred as a result of the Buyers representative's embarkation, as evidenced by supporting documentation.

358.	16. Law and Arbitration
359.	(a) This Agreement shall be governed by and construed in accordance with English law and
360.	any dispute arising out of or in connection with this Agreement shall be referred to arbitration in
361.	London in accordance with the Arbitration Act 1996 or any statutory modification or re-
362.	enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
363.	The arbitration shall be conducted in accordance with the London Maritime Arbitrators
364.	Association (LMAA) Terms current at the time when the arbitration proceedings are
365.	commenced.
366.	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall
367.	appoint its arbitrator and send notice of such appointment in writing to the other party requiring
368.	the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and
369.	stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own
370.	arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the
371.	other party does not appoint its own arbitrator and give notice that it has done so within the
372.	fourteen (14) days specified, the party referring a dispute to arbitration may, without the
373.	requirement of any further prior notice to the other party, appoint its arbitrator as solerbitrator
374.	and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on
375.	both Parties as if the sole arbitrator had been appointed by agreement.

376.	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the

377.	arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at
378.	the time when the arbitration proceedings are commenced.
379.	~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~
380.	~~United States Code and the substantive law (not including the choice of law rules) of the State~~
381.	~~of New York and any dispute arising out of or in connection with this Agreement shall be~~
382.	~~referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~
383.	~~and the third by two so chosen; their decision or that of any two of them shall be final, and~~
384.	~~for the purposes of enforcing any award, judgment may be entered on an award by any court of~~
385.	~~competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~
386.	~~Society of Maritime Arbitraters, Inc.~~
387.	~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the~~
388.	~~arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~
389.	~~Society of Maritime Arbitrators, Inc.~~
390.	~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~
391.	~~(state place) and any dispute arising out of or in connection with this Agreement shall be~~
392.	~~referred to arbitration at (state place), subject to the procedures applicable there.~~
393.	~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of~~
394.	~~deletions, alternative 16(a) shall apply.~~
395.	17. Notices
396.	All notices to be provided under this Agreement shall be in writing.
397.	Contact details for recipients of notices are as follows:
398.	For the Buyers: via the brokers
399.	For the Sellers: via the brokers
400.	18. Entire Agreement
401.	The written terms of this Agreement comprise the entire agreement between the Buyers and
402.	the Sellers in relation to the sale and purchase of the Vessel and supersede all -previous
403.	agreements whether oral or written between the Parties in relation thereto.
404.	Each of the Parties acknowledges that in entering into this Agreement n has not relied on
405.	and shall have no right or remedy in respect of any statement, representation, assurance or
406.	warranty (whether or not made negligently) other than as is expressly set out in this Agreement.
407.	Any terms implied into this Agreement by any applicable statute or 1aw are hereby excluded
408.	to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude
409.	any liability for fraud.

19.       Sanction

The Sellers and the Buyers represent and warrant to each other as of the date hereof and at the date of delivery that none of them, nor any of their shareholders, are a person or entity listed or targeted by any sanctions issued by the United Nations, the United States, the United Kingdom,

Switzerland or the European Union ("Sanctions'') or owned or controlled by any of the foregoing

("Restricted Person”).

The Sellers further represent and warrant as, of the date hereof and at the date of delivery that the

Vessel is not a Restricted Person and has not engaged in any activity or trade restricted under

Sanctions or that might lead the Vessel to become a Restricted Person.

If at any time before delivery there is a breach of any representation contained under paragraph 1 or 2, the non-breaching party may terminate this Agreement by giving written notice to the other party.

20.       Confidentiality

The negotiations and the terms and conditions of this Agreement shall be kept strictly private and

Confidential between Buyers and Sellers and not details of this sale shall be disclosed to any third party except for any public announcements or regulatory filings required and/or in accordance with NASDAQ/SEC filing. A breach of this confidentiality clause shall, however, not entitle any of the Parties to terminal this Agreement.

21.        Counterpart

This Agreement may be executed in counterparts in two originals, each of which when executed and delivered shall constitute an original of this Agreement. No counterpart shall be effective until each Party has executed at least on counterpart A signed copy received in pdf format shall be deemed to be an original. and delivered shall constitute an original of this Agreement. No counterpart shall be effective until each Party has executed at least on counterpart. A signed copy received in pdf format shall be deemed to be an original.

For and on behalf of the Sellers [*****] __________________________ Name: [*****] Title: Authorised Signatory	For and on behalf of the Buyers [*****] __________________________ Name: [*****] Title: Authorised Signatory

For and on behalf of [*****]

[*****]
Name: [*****]

Title: Director

This Charter Party is a computer generated copy of the “SALEFORM 2012” form printed by authority of Norwegian Shipbrokers' Association using software which is the copyright of SDSD. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document which is not clearly visible, the text of the original approved document shall apply. Norwegian Shipbrokers' Association and SDSD assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document